Exhibit 99.1

Kindred Biosciences Announces First Quarter 2016 Financial Results
San Francisco, CA (May 5, 2016) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the first quarter ended March 31, 2016 and provided updates on its programs.
“We successfully advanced our lead product candidates in the first quarter. We look forward to reporting topline results for KIND-010, a transdermal gel for the management of weight loss in cats, by mid-year, as planned. Additionally, preparations for the commercial launch of Zimeta for fever in horses are on track, positioning KindredBio for the expected revenue generation by the end of 2016 or early 2017,” stated Richard Chin, M.D., President and CEO of KindredBio. “Backed by a strong cash position and deep pipeline, we continue to advance our strategy of quickly and efficiently developing therapeutics that improve the lives of companion animals.”
Development and Corporate Milestones

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Launch preparations for Zimeta™ (dipyrone injection) are underway. All major technical sections of the New Animal Drug Application (NADA) have been submitted to the Food and Drug Administration and the Company anticipates approval of Zimeta for the treatment of pyrexia (fever) in horses by the end of 2016, or early 2017. With launch planned shortly after the anticipated approval, KindredBio Equine, a subsidiary for the equine business, has been created.

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Enrollment in the pivotal study for KIND-010, a transdermal gel for the management of weight loss in cats, has been completed ahead of schedule. The Company is preparing for database lock and reporting of topline results by the middle of this year, as planned. The Target Animal Safety Study has been completed successfully. The Company has submitted the Chemical, Manufacturing and Controls technical section of the NADA.

•	A pilot laboratory study has been completed for Epocat™ (feline erythropoietin, KIND-510) for the control of non-regenerative anemia in cats. The pilot field efficacy study is underway.

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A pilot laboratory study was conducted to demonstrate the effectiveness and safety of two formulations of KIND-014, a development candidate for the treatment of equine gastric ulcers in horses. The results were positive. Both formulations showed efficacy, as measured by gastric pH, and were well-tolerated. A pilot field study has been initiated.

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Formulation for KIND-015, a development candidate for metabolic syndrome in horses, a disease similar to Type II diabetes in humans, is being optimized. The Company plans to initiate a pilot field efficacy study in the second half of 2016.

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Other biologics: Antibodies against cytokines and immune checkpoints are progressing on track, and initial pilot studies for some of the antibodies are anticipated in 2016. KIND-Bodies, a novel biologics scaffold that has certain advantages over antibodies, including bispecific binding, is proceeding on track.

•	A GMP biologics manufacturing plant has been constructed and is undergoing commissioning. This state-of-art plant is one of the first in the world dedicated to veterinary biologics.

First Quarter 2016 Financial Results
For the quarter ended March 31, 2016, KindredBio reported a net loss of $6.1 million or $0.31 per share, as compared to a net loss of $6.7 million or $0.34 per share for the same period in 2015.
Total research and development expenses for the quarter ended March 31, 2016 were $3.4 million, compared to $4.8 million for the same period in 2015. The $1.4 million year-over-year decrease in research and development expenses was primarily due to reduced payroll and related expenses as a result of the Company’s corporate restructuring in January, lower clinical trial expenses due to the earlier than expected completion of the pivotal study for KIND-010, as well as lower stock-based compensation expense and consulting costs. The prior year’s expenses also included costs related to pivotal studies for programs that have been completed or discontinued.
Total general and administrative expenses for the 2016 and 2015 first quarters were stable at $2.0 million. Expenditures in the first quarter of 2016 included a mix of higher payroll and related expenses due to increased headcount and higher facility and marketing expenses, offset by lower consulting, professional services and stock-based compensation expenses.
The Company recorded a restructuring charge of $655,000 in the first quarter of 2016 in order to streamline its development programs and extend its cash runway. The total number of employees impacted by the restructuring was 18.
As of March 31, 2016, KindredBio had $70.5 million in cash, cash equivalents and investments, compared with $77.6 million as of December 31, 2015. The decrease was primarily due to cash used in operating activities of approximately $6.5 million.
For the 2016 calendar year the Company reiterates its previous guidance for operating expenses to be in the range of $24 million to $26 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company’s anticipated expenditures for the remainder of the year include regulatory costs associated with the filing of registration of KIND-010, preparing for the commercial launch of Zimeta, as well as the continued development of its pipeline candidates.
Webcast and Conference Call
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time.   Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 98352561.  The call will also be webcast live at http://edge.media-server.com/m/p/5uek3yxm. A replay will also be available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats, and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes. www.kindredbio.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,	
	2016	2015
Operating costs and expenses:		
Research and development	3,437	$ 4,809
General and administrative	2,020	1,953
Restructuring costs	655	
Total operating costs and expenses	6,112	6,762
Loss from operations	(6,112)	(6,762)
Interest and other income, net	52	30
Net loss	$ (6,060)	$ (6,732)
Basic and diluted net loss per share	$ (0.31)	$ (0.34)
Weighted average shares used to calculate basic and diluted net loss per share	19,836	19,726